Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:        Carla Burigatto (Media)
(856) 342-3737
carla_burigatto@campbellsoup.com
Jennifer Driscoll (Analysts/Investors)
(856) 342-6081
jennifer_driscoll@campbellsoup.com

CAMPBELL REPORTS THIRD-QUARTER RESULTS
Third-Quarter Sales Increased 15 Percent to $2.094 Billion
Third-Quarter Adjusted Net Earnings per Share Increased 11 Percent to $0.62
Year-to-Date Adjusted Net Earnings per Share Increased 8 Percent to $2.19
Fiscal 2013 Guidance Revised

CAMDEN, N.J., May 20, 2013-Campbell Soup Company (NYSE:CPB) today reported its results for the third quarter of fiscal 2013.
Third-Quarter Overview

•	Reported Sales Increased 15 Percent; Organic Sales Increased 4 Percent

•	Adjusted Earnings Before Interest and Taxes (EBIT) Rose 9 Percent, 3 Percent Excluding the Acquisition of Bolthouse Farms

•	U.S. Simple Meals Sales Gained 11 Percent; Earnings Jumped 30 Percent

•	Global Baking and Snacking Sales Were Up 5 Percent; Earnings Comparable to Prior Year

•	U.S. Beverages Sales Declined 5 Percent; Earnings Decreased 27 Percent
Net earnings for the quarter ended April 28, 2013, were $181 million, or $0.57 per share, compared with $177 million, or $0.55 per share, in the prior year. The current and prior years' reported net earnings included charges associated with restructuring programs. Excluding restructuring and restructuring-related charges, adjusted net earnings increased 8 percent to $195 million, compared with $180 million in the prior year's quarter, and adjusted net earnings per share increased 11 percent to $0.62 compared with $0.56 in the year-ago quarter. A detailed reconciliation of the reported financial information to the adjusted information is included at the end of this news release.
Denise Morrison, Campbell's President and Chief Executive Officer, said, “I am very pleased by our results in the third quarter and the strong performances by a number of our key businesses. In U.S. Soup, our condensed, ready-to-serve soups and broth businesses delivered double-digit sales growth. Global Baking and Snacking also posted solid top-line growth across Pepperidge Farm crackers, cookies and bakery, as well as in Arnott's biscuits. At Bolthouse Farms, we delivered another quarter of strong results in super-premium beverages, carrots and salad dressings.”
“We remain committed to our dual mandate,” Morrison continued. “We are strengthening our core portfolio through consistent excellence in execution, optimized investment and sustaining product innovation. We are also expanding into higher-growth categories, adjacencies and geographies.
“In the third quarter, we drove profitable growth in several of our core North American businesses through successful execution against all of the drivers of demand, including enhanced products, stronger advertising and effective in-store presence. Across our entire portfolio, innovation contributed meaningfully to our growth, including core brand expansions such as new varieties of 'Campbell's Chunky' soups. We are also encouraged by our early breakthrough innovation efforts in U.S. Simple Meals.
“Our International business was up two percent for the quarter. We continued to drive the expansion of 'Pepperidge Farm' products in Canada and began to implement our new manufacturing and distribution arrangements with Grupo Jumex and Conservas La Costeña in Mexico. Indonesia, Malaysia and Hong Kong delivered solid sales gains.
            “We are disappointed that certain parts of our portfolio did not perform well in the quarter. U.S. Beverages faced ongoing softness in the shelf-stable juice category and heightened competition. North America Foodservice continued to be challenged by the loss of a major restaurant customer and structural shifts in the food service sector. We are aggressively pursuing plans to improve the performance of these businesses.”
Morrison concluded, “Our strategic plan is intended to deliver sustainable, profitable net sales growth. We are still in the early stages of executing this plan, and we know that more work lies ahead. We believe our encouraging third-quarter results demonstrate the long-term promise of the plan. We are making good progress in changing Campbell's growth trajectory.”
Campbell Revises Fiscal 2013 Guidance
The company revised its previous fiscal 2013 guidance. Campbell now expects to grow sales at the upper end of the 10- to 12-percent range and adjusted EBIT at the upper end of the 4- to 6-percent range.  Adjusted EPS, benefitting from a favorable tax rate and the EBIT improvement, is now expected to exceed the previous range of 3 to 5 percent. The company now expects adjusted EPS to grow between 6 and 7 percent, putting adjusted EPS in the range of $2.58 to $2.62. This guidance includes the estimated impact of the Bolthouse Farms business and excludes the impact of acquisition transaction costs and restructuring charges. In fiscal 2013, Campbell expects Bolthouse Farms to contribute approximately $750 million to sales and add approximately $0.06 to adjusted EPS, including the impact of the suspension of Campbell's strategic share repurchase program.
Third-Quarter Results
For the third quarter, sales increased 15 percent to $2.094 billion. The increase in sales for the quarter reflected the following factors:
▪The acquisition of Bolthouse Farms added 11 percent
▪Volume and mix added 5 percent
▪Price and sales allowances added 1 percent
▪Increased promotional spending subtracted 2 percent
Third-Quarter Financial Details

▪
Gross margin was 35.7 percent compared with 38.8 percent a year ago. Excluding restructuring-related charges, adjusted gross margin in the current quarter was 36.7 percent. The decline in gross margin was mostly attributable to the acquisition of Bolthouse Farms, which operates with a lower gross margin structure.

▪
Marketing and selling expenses increased 2 percent to $262 million, compared with $256 million in the prior year. The increase was primarily driven by the impact of the addition of Bolthouse Farms expenses, higher spending to support the company's innovation efforts and higher selling expenses, partially offset by lower advertising and consumer promotion expenses.

▪	Administrative expenses increased $28 million to $172 million, primarily due to the acquisition of Bolthouse Farms and higher incentive compensation costs.

▪
EBIT was $272 million compared with $264 million in the prior-year quarter. Excluding restructuring and restructuring-related charges, adjusted EBIT increased 9 percent to $293 million. The acquisition of Bolthouse Farms contributed $17 million of EBIT in the current quarter. Excluding Bolthouse Farms' operating results, adjusted EBIT increased 3 percent, primarily driven by sales growth, partly offset by higher administrative expenses and selling expenses.

▪	Net interest expense increased $4 million to $31 million, reflecting a higher debt level due to the acquisition of Bolthouse Farms, partially offset by lower interest rates.

▪
The tax rate in the quarter was 25.7 percent compared with 26.2 percent in the prior year. Excluding restructuring and restructuring-related charges, the current quarter's adjusted tax rate was 26.3 percent compared to 26.1 percent in the prior year. The tax rate in both years benefitted from lower taxes on foreign earnings.

▪
Adjusted net earnings for the quarter increased 8 percent to $195 million. Adjusted net earnings per share were $0.62 in the current quarter compared with net earnings per share of $0.56 in the prior-year quarter, an increase of 11 percent.

Nine-Month Results
Net earnings for the first nine months were $616 million, or $1.94 per share, compared with $647 million, or $2.01 per share, in the year-ago period. Excluding restructuring, restructuring-related charges and acquisition transaction costs, adjusted net earnings increased 6 percent to $694 million. Adjusted net earnings per share increased 8 percent to $2.19.
For the first nine months of fiscal 2013, sales were $6.763 billion, an increase of 11 percent from the year-ago period. The increase in sales for the period reflected the following factors:
▪The acquisition of Bolthouse Farms added 9 percent
▪Volume and mix added 2 percent
▪Price and sales allowances added 1 percent
▪Increased promotional spending subtracted 1 percent
Nine-Month Financial Details

▪
Gross margin was 36.0 percent compared with 38.9 percent a year ago. Excluding restructuring-related charges, adjusted gross margin in the first nine months was 37.2 percent. The decline in gross margin was primarily attributable to the acquisition of Bolthouse Farms. Excluding the acquisition, the impact of cost inflation and increased promotional spending were mostly offset by productivity improvements and the benefit of higher selling prices.

▪
Marketing and selling expenses decreased $1 million to $813 million. The decline was primarily due to lower marketing expenses, principally reductions in advertising and consumer promotion expenses, mostly offset by the impact of the addition of Bolthouse Farms expenses and an increase in selling expenses.

▪	Administrative expenses increased $65 million to $506 million, primarily due to the acquisition of Bolthouse Farms and higher compensation and benefit costs, including pension expenses.

▪	EBIT was $958 million compared with $1.009 billion in the prior year. Excluding restructuring, restructuring-related charges and acquisition transaction costs, adjusted EBIT rose 6 percent to $1.080 billion. Excluding Bolthouse Farms' operating results, adjusted EBIT grew 2 percent, primarily driven by sales growth and lower marketing expenses, partially offset by higher administrative expenses, higher selling expenses and a lower gross margin percentage.

▪
Adjusted net earnings for the first nine months increased 6 percent to $694 million, as the impact of higher interest expense was offset by a lower tax rate. Adjusted net earnings per share were $2.19 in the first nine months compared with net earnings per share of $2.03 in the prior year, an increase of 8 percent.

▪	Cash flow from operations was $864 million compared with $838 million in the prior year.

▪	Net debt rose to $3.8 billion, an increase of $1.426 billion, primarily due to funding the purchase of Bolthouse Farms.
Summary of Fiscal 2013 Third-Quarter and Nine-Month Results by Segment
U.S. Simple Meals
Sales for U.S. Simple Meals were $627 million for the third quarter, an increase of 11 percent compared with the year-ago period. A breakdown of the change in sales follows:

▪	Volume and mix added 11 percent

▪	Price and sales allowances added 2 percent

▪	Promotional spending subtracted 2 percent
U.S. Soup sales increased 14 percent compared to the year-ago quarter.

▪	Sales of “Campbell's” condensed soups increased 11 percent, driven by double-digit volume gains in eating varieties. Sales of cooking varieties increased slightly.

▪	Sales of ready-to-serve soups increased 18 percent, primarily driven by significant volume gains in “Campbell's Chunky” canned soups and the benefit of new items, including “Campbell's Go” soups.

▪	Broth sales increased 18 percent, primarily driven by double-digit gains in aseptic broth.
Sales of U.S. Sauces increased 3 percent versus the prior-year quarter driven by gains in “Prego” pasta sauce and “Pace” Mexican sauce, partially offset by lower sales in “Campbell's” canned pasta. Sales benefitted from the introduction of “Campbell's” Skillet Sauces.
U.S. Simple Meals operating earnings increased 30 percent to $156 million, compared with $120 million in the prior-year period. Operating earnings increased driven by higher volumes, increased selling prices and productivity improvements, partly offset by increased promotional spending. The increase in operating earnings was fueled by strong earnings gains in U.S. Soup, partly offset by a decline in U.S. Sauces.

For the first nine months, sales for U.S. Simple Meals grew 4 percent to $2.356 billion. A breakdown of the change in sales follows:

▪	Volume and mix added 2 percent

▪	Price and sales allowances added 2 percent
U.S. Soup sales rose 5 percent with gains across all product segments. Sales of ready-to-serve soups increased 9 percent, while sales of condensed soups increased 2 percent and sales of broth increased 3 percent.
U.S. Simple Meals operating earnings were $621 million in the nine months compared with $554 million in the year-ago period, an increase of 12 percent. Higher selling prices, productivity savings and lower marketing expenses were partly offset by cost inflation and increased promotional spending. The improvement in operating earnings was driven by solid gains in U.S. Soup, partly offset by a decline in U.S. Sauces.
Global Baking and Snacking
Sales for Global Baking and Snacking were $568 million for the third quarter, an increase of 5 percent from a year ago. The rise in sales reflected the following factors:

▪	Volume and mix added 5 percent

▪	Price and sales allowances added 1 percent

▪	Currency subtracted 1 percent
Further details of sales results included the following:

▪	Sales of “Pepperidge Farm” products increased, primarily driven by volume gains.

◦	In cookies and crackers, sales increases were driven by strong gains in both “Goldfish” snack crackers and “Pepperidge Farm” cookies.

◦	Sales of fresh bakery products increased double-digits versus the prior year, driven by volume gains.

▪
Sales at Arnott's increased primarily driven by growth in Australia and gains in Indonesia, partially offset by the negative impact of currency. Sales growth in Australia was driven by increases in savory crackers and sweet cookie varieties.

Operating earnings for the quarter were $73 million, comparable to the prior year. Operating earnings reflected the benefit of higher sales offset by increased marketing expenses and administrative costs.
For the first nine months, sales increased 4 percent to $1.703 billion. A breakdown of the change in sales follows:

▪	Volume and mix added 4 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 1 percent
Operating earnings in the first nine months were $232 million, comparable to the prior year, reflecting growth in Pepperidge Farm and the favorable impact of currency, offset by lower earnings in Arnott's.
International Simple Meals and Beverages
Sales for International Simple Meals and Beverages were $357 million for the third quarter, an increase of 2 percent from a year ago. The sales gain reflected the following factors:
▪Volume and mix added 4 percent
▪Price and sales allowances added 1 percent
▪Increased promotional spending subtracted 2 percent
▪Currency subtracted 1 percent
Excluding the impact of currency, higher sales in Europe, Latin America and the Asia Pacific region were partially offset by declines in Canada.

▪	In Europe, sales increased primarily driven by volume gains in Germany, France and Belgium, partially offset by lower export sales.

▪	In the Asia Pacific region, excluding the impact of currency, sales increased primarily driven by growth in Malaysia, Hong Kong and Japan, partially offset by sales declines in Australia.

▪	In Canada, sales decreased primarily due to declines in soup and beverages, and the negative impact of currency, partially offset by sales gains in “Pepperidge Farm” crackers.
Operating earnings were $40 million compared with $37 million in the year-ago period. The increase in operating earnings was primarily due to higher earnings in Europe.
For the first nine months, sales were $1.116 billion, an increase of 1 percent. A breakdown of the change in sales follows:
▪Volume and mix added 2 percent
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 2 percent
▪Currency subtracted 1 percent
Excluding the impact of currency, sales increased in the Asia Pacific region, Latin America and Europe.
Operating earnings were $141 million, rising 2 percent from $138 million in the prior year, reflecting earnings gains in the Asia Pacific region and Latin America, partially offset by declines in Europe and Canada.

U.S. Beverages
Sales for U.S. Beverages were $198 million for the third quarter, a decrease of 5 percent compared to the year-ago period. A breakdown of the change in sales follows:
▪Volume and mix subtracted 1 percent
▪Price and sales allowances subtracted 2 percent
▪Increased promotional spending subtracted 2 percent
The decrease in sales was due to declines in “V8” vegetable juice.
Operating earnings for the quarter were $33 million compared with $45 million in the prior year. The decrease in operating earnings was primarily due to lower volume on 100% juice varieties, cost inflation and increased promotional spending, partly offset by productivity improvements.
For the first nine months, sales decreased 4 percent to $569 million. A breakdown of the change in sales follows:
▪Volume and mix subtracted 3 percent
▪Increased promotional spending subtracted 1 percent
Sales of “V8” vegetable juice and “V8 V-Fusion” beverages declined, while sales of “V8 Splash” beverages increased.
Operating earnings in the first nine months decreased to $100 million from $109 million due to volume declines on 100% juice varieties, cost inflation and increased promotional spending, partly offset by productivity improvements and lower marketing expenses.
Bolthouse and Foodservice
Sales for Bolthouse and Foodservice were $344 million for the third quarter, with the acquisition of Bolthouse Farms contributing $205 million. Sales in North America Foodservice declined 10 percent compared with a year ago. A breakdown of the change in North America Foodservice sales follows:
▪Volume and mix subtracted 7 percent
▪Increased promotional spending subtracted 3 percent
North America Foodservice sales decreased primarily due to declines in frozen soup, reflecting the loss of a major restaurant customer.
Operating earnings increased by $7 million to $27 million, reflecting the acquisition of Bolthouse Farms, which contributed $17 million, partially offset by lower earnings in North America Foodservice.
For the first nine months, sales were $1.019 billion, with the acquisition of Bolthouse Farms contributing $571 million. North America Foodservice sales declined 9 percent to $448 million. A breakdown of the change in North America Foodservice sales follows:
▪Volume and mix subtracted 6 percent
▪Increased promotional spending subtracted 3 percent

Operating earnings for the first nine months were $91 million compared with $75 million in the year-ago period. The increase in operating earnings was primarily due to the acquisition of Bolthouse Farms, which contributed $46 million, offset by lower earnings in North America Foodservice.
Unallocated Corporate Expenses
Unallocated corporate expenses for the quarter were $56 million compared with $27 million a year ago. The current quarter included $20 million of restructuring-related costs. Unallocated corporate expenses for the first nine months were $196 million compared with $90 million in the prior year. The current year included $81 million of restructuring-related costs and $10 million of transaction costs related to the Bolthouse Farms acquisition. The balance of the increase for the current quarter and first nine months is primarily due to higher incentive compensation costs.
Non-GAAP Financial Information
A detailed reconciliation of the reported financial information to the adjusted financial information is included at the end of this news release.
Conference Call
Campbell will host a conference call to discuss these results on May 20, 2013, at 10:00 a.m. Eastern Daylight Time. Participants may access the call at +1 (703) 639-1328. Participants should call at least ten minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “News & Events” button. A recording of the call will be available approximately two hours after it is completed through midnight on June 3, 2013 at +1 (703) 925-2533. The access code is 1614133. To download the new Campbell investor relations app, which offers access to SEC documents, news releases, audiocasts and more, please visit the Apple App store to download on your iPhone or iPad, or Google Play for your Android mobile device.
Reporting Segments
Campbell Soup Company earnings results are reported for the following segments:
U.S. Simple Meals aggregates the U.S. Soup and U.S. Sauces businesses. The U.S. Soup business includes the following products: “Campbell's” condensed and ready-to-serve soups, and “Swanson” broth and stocks. The U.S. Sauces business includes “Prego” pasta sauce, “Pace” Mexican sauce, “Swanson” canned poultry, “Campbell's” canned pasta, gravies, and beans.
Baking and Snacking aggregates the following: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail; and “Arnott's” biscuits in Australia and Asia Pacific.
International Simple Meals and Beverages aggregates the following: soup, sauce and beverage products outside of the United States, including Europe, Latin America, Asia Pacific, China and the retail business in Canada.

U.S. Beverages represents the following products: “V8” vegetable juices, “V8 V-Fusion” juices and juice beverages, “V8 Splash” juice beverages, and “Campbell's” tomato juice.
Bolthouse and Foodservice includes the Bolthouse Farms and North America Foodservice businesses. Bolthouse Farms consists of the following products: super-premium refrigerated beverages, refrigerated salad dressings and carrot products, including fresh carrots, juice concentrate and fiber. North America Foodservice represents the distribution of products such as soup, specialty entrees, beverage products, other prepared foods and “Pepperidge Farm” products through various food service channels in the United States and Canada.
About Campbell Soup Company
Campbell Soup Company is a manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell's,” “Pepperidge Farm,” “Arnott's,” “V8” and “Bolthouse Farms.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com and https://twitter.com/CampbellSoupCo.

Forward Looking Statements
This release contains “forward-looking statements” that reflect the company's current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company's actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company's efforts to leverage its brand power in the market; (2) the impact of changes in consumer demand for the company's products; (3) the risks associated with trade and consumer acceptance of the company's initiatives; (4) the company's ability to realize projected cost savings and benefits; (5) the company's ability to manage changes to its business processes; (6) the practices and increased significance of certain of the company's key trade customers; (7) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (8) the impact of portfolio changes, including the Bolthouse Farms acquisition; (9) the uncertainties of litigation; (10) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (11) the impact of unforeseen business disruptions in one or more of the company's markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (12) other factors described in the company's most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	April 28, 2013	April 29, 2012
Net sales	$2,094	$1,821
Costs and expenses
Cost of products sold	1,346	1,115
Marketing and selling expenses	262	256
Administrative expenses	172	144
Research and development expenses	37	32
Other expenses	4	6
Restructuring charges	1	4
Total costs and expenses	1,822	1,557
Earnings before interest and taxes	272	264
Interest, net	31	27
Earnings before taxes	241	237
Taxes on earnings	62	62
Net earnings	179	175
Net loss attributable to noncontrolling interests	2	2
Net earnings attributable to Campbell Soup Company	$181	$177
Per share - basic
Net earnings attributable to Campbell Soup Company	$.58	$.56
Dividends	$—	$.29
Weighted average shares outstanding - basic	314	316
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.57	$.55
Weighted average shares outstanding - assuming dilution	317	318
In the third quarter of fiscal 2013, the company recorded restructuring-related costs of $20 in Cost of products sold associated with the initiatives announced in September 2012 to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network.
In the third quarter of fiscal 2013, the company also recorded pre-tax restructuring charges of $1 associated with commercial arrangements the company entered into with third-party providers that will expand the company's access to manufacturing and distribution capabilities in Mexico and result in the closure of its plant in Mexico.
The aggregate impact of the restructuring initiatives in the third quarter of fiscal 2013 was pre-tax restructuring charges of $1 and restructuring-related costs of $20 in Cost of products sold (aggregate impact of $14 after tax or $.04 per share).
In the third quarter of fiscal 2012, the company recorded pre-tax restructuring charges of $4 ($3 after tax or $.01 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	April 28, 2013	April 29, 2012
Net sales	$6,763	$6,094
Costs and expenses
Cost of products sold	4,331	3,723
Marketing and selling expenses	813	814
Administrative expenses	506	441
Research and development expenses	100	91
Other expenses	24	7
Restructuring charges	31	9
Total costs and expenses	5,805	5,085
Earnings before interest and taxes	958	1,009
Interest, net	95	81
Earnings before taxes	863	928
Taxes on earnings	254	289
Net earnings	609	639
Net loss attributable to noncontrolling interests	7	8
Net earnings attributable to Campbell Soup Company	$616	$647
Per share - basic
Net earnings attributable to Campbell Soup Company	$1.96	$2.03
Dividends	$.87	$.87
Weighted average shares outstanding - basic	314	318
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.94	$2.01
Weighted average shares outstanding - assuming dilution	317	320
In fiscal 2013, the company recorded pre-tax transaction costs of $10 ($7 after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs are included in Other expenses.
In fiscal 2013, the company recorded pre-tax restructuring charges of $24 and restructuring-related costs of $81 in Cost of products sold associated with the initiatives announced in September 2012 to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network.
In fiscal 2013, the company also recorded pre-tax restructuring charges of $7 associated with commercial arrangements the company entered into with third-party providers that will expand the company's access to manufacturing and distribution capabilities in Mexico and result in the closure of its plant in Mexico.
The aggregate impact of the restructuring initiatives in fiscal 2013 was pre-tax restructuring charges of $31 and restructuring-related costs of $81 in Cost of products sold (aggregate impact of $71 after tax or $.22 per share).
In fiscal 2012, the company recorded pre-tax restructuring charges of $9 ($6 after tax or $.02 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	April 28, 2013	April 29, 2012	Percent Change
Sales
Contributions:
U.S. Simple Meals	$627	$567	11%
Global Baking and Snacking	568	543	5%
International Simple Meals and Beverages	357	349	2%
U.S. Beverages	198	208	(5)%
Bolthouse and Foodservice	344	154	123%
Total sales	$2,094	$1,821	15%
Earnings
Contributions:
U.S. Simple Meals	$156	$120	30%
Global Baking and Snacking	73	73	—%
International Simple Meals and Beverages	40	37	8%
U.S. Beverages	33	45	(27)%
Bolthouse and Foodservice	27	20	35%
Total operating earnings	329	295	12%
Unallocated corporate expenses	56	27
Restructuring charges	1	4
Earnings before interest and taxes	272	264	3%
Interest, net	31	27
Taxes on earnings	62	62
Net earnings	179	175	2%
Net loss attributable to noncontrolling interests	2	2
Net earnings attributable to Campbell Soup Company	$181	$177	2%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.57	$.55	4%
In the third quarter of fiscal 2013, the company recorded restructuring-related costs of $20 in Unallocated corporate expenses associated with the initiatives announced in September 2012 to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network.
In the third quarter of fiscal 2013, the company also recorded pre-tax restructuring charges of $1 associated with commercial arrangements the company entered into with third-party providers that will expand the company's access to manufacturing and distribution capabilities in Mexico and result in the closure of its plant in Mexico.
The aggregate impact of the restructuring initiatives in the third quarter of fiscal 2013 was pre-tax restructuring charges of $1 and restructuring-related costs of $20 in Unallocated corporate expenses (aggregate impact of $14 after tax or $.04 per share).
In the third quarter of fiscal 2012, the company recorded pre-tax restructuring charges of $4 ($3 after tax or $.01 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	April 28, 2013	April 29, 2012	Percent Change
Sales
Contributions:
U.S. Simple Meals	$2,356	$2,265	4%
Global Baking and Snacking	1,703	1,637	4%
International Simple Meals and Beverages	1,116	1,110	1%
U.S. Beverages	569	593	(4)%
Bolthouse and Foodservice	1,019	489	108%
Total sales	$6,763	$6,094	11%
Earnings
Contributions:
U.S. Simple Meals	$621	$554	12%
Global Baking and Snacking	232	232	—%
International Simple Meals and Beverages	141	138	2%
U.S. Beverages	100	109	(8)%
Bolthouse and Foodservice	91	75	21%
Total operating earnings	1,185	1,108	7%
Unallocated corporate expenses	196	90
Restructuring charges	31	9
Earnings before interest and taxes	958	1,009	(5)%
Interest, net	95	81
Taxes on earnings	254	289
Net earnings	609	639	(5)%
Net loss attributable to noncontrolling interests	7	8
Net earnings attributable to Campbell Soup Company	$616	$647	(5)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.94	$2.01	(3)%
In fiscal 2013, the company recorded pre-tax transaction costs of $10 ($7 after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs are included in Unallocated corporate expenses.
In fiscal 2013, the company recorded pre-tax restructuring charges of $24 and restructuring-related costs of $81 in Unallocated corporate expenses associated with the initiatives announced in September 2012 to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network.
In the fiscal 2013, the company also recorded pre-tax restructuring charges of $7 associated with commercial arrangements the company entered into with third-party providers that will expand the company's access to manufacturing and distribution capabilities in Mexico and result in the closure of its plant in Mexico.
The aggregate impact of the restructuring initiatives in fiscal 2013 was pre-tax restructuring charges of $31 and restructuring-related costs of $81 in Unallocated corporate expenses (aggregate impact of $71 after tax or $.22 per share).
In fiscal 2012, the company recorded pre-tax restructuring charges of $9 ($6 after tax or $.02 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	April 28, 2013	April 29, 2012
Current assets	$2,177	$1,767
Plant assets, net	2,356	2,054
Intangible assets, net	3,786	2,558
Other assets	134	113
Total assets	$8,453	$6,492
Current liabilities	$2,604	$1,908
Long-term debt	2,944	2,006
Other liabilities	1,592	1,306
Total equity	1,313	1,272
Total liabilities and equity	$8,453	$6,492
Total debt	$4,253	$2,757
Cash and cash equivalents	$453	$383

Reconciliation of GAAP to Non-GAAP Financial Measures
Third Quarter Ended April 28, 2013
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between the company's financial position at April 28, 2013 and April 29, 2012, and also a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	April 28, 2013	April 29, 2012
Short-term borrowings	$1,309	$751
Long-term debt	2,944	2,006
Total debt	$4,253	2,757
Less: Cash and cash equivalents	(453)	(383)
Net debt	$3,800	$2,374
Organic Net Sales
The company believes that organic net sales, which exclude the impact of acquisitions and currency, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	April 28, 2013				April 29, 2012	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
U.S. Simple Meals	$627	$—	$—	$627	$567	11%	11%
Global Baking and Snacking	568	5	—	573	543	5%	6%
International Simple Meals and Beverages	357	4	—	361	349	2%	3%
U.S. Beverages	198	—	—	198	208	(5)%	(5)%
Bolthouse and Foodservice	344	—	(205)	139	154	123%	(10)%
Total Net Sales	$2,094	$9	$(205)	$1,898	$1,821	15%	4%

Year-to-date
	April 28, 2013				April 29, 2012	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
U.S. Simple Meals	$2,356	$—	$—	$2,356	$2,265	4%	4%
Global Baking and Snacking	1,703	1	—	1,704	1,637	4%	4%
International Simple Meals and Beverages	1,116	11	—	1,127	1,110	1%	2%
U.S. Beverages	569	—	—	569	593	(4)%	(4)%
Bolthouse and Foodservice	1,019	(1)	(571)	447	489	108%	(9)%
Total Net Sales	$6,763	$11	$(571)	$6,203	$6,094	11%	2%

Items Impacting Gross Margin and Earnings
The company believes that financial information excluding certain transactions that are not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its gross margin and earnings results excluding these transactions.

The following items impacted gross margin and/or earnings:

(1)
In September 2012, the company announced several initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network. In the third quarter of fiscal 2013, the company recorded restructuring-related costs of $20 million in Cost of products sold related to the initiatives. Year-to-date, the company recorded pre-tax restructuring charges of $24 million and restructuring-related costs of $81 million in Cost of products sold.

In February 2013, the company announced that it has entered into commercial arrangements with third-party providers that will expand the company's access to manufacturing and distribution capabilities in Mexico. The third-party providers will produce and distribute the company's beverages, soups, broths and sauces throughout the Mexican market. As a result of these arrangements, the company will close its plant in Villagrán, Mexico. In the third quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $1 million related to this initiative. Year-to-date, the company recorded pre-tax restructuring charges of $7 million related to this initiative.
The aggregate impact of the restructuring initiatives in the third quarter of fiscal 2013 was pre-tax restructuring charges of $1 million and restructuring-related costs of $20 million in Cost of products sold (aggregate impact of $14 million after tax or $.04 per share). The aggregate impact of the restructuring initiatives in the year-to-date period of fiscal 2013 was pre-tax restructuring charges of $31 million and restructuring-related costs of $81 million in Cost of products sold (aggregate impact of $71 million after tax or $.22 per share).
In fiscal 2011, the company announced a series of initiatives to improve supply chain efficiency and reduce overhead costs across the organization to help fund plans to drive the growth of the business. The company also announced its intent to close its office in Moscow and exit the Russian market. In the third quarter of fiscal 2012, the company recorded pre-tax restructuring charges of $4 million ($3 million after tax or $.01 per share) related to the initiatives. The year-to-date 2012 impact was $9 million ($6 million after tax or $.02 per share). For the year ended July 29, 2012, the company recorded pre-tax restructuring charges of $10 million ($6 million after tax or $.02 per share) related to the initiatives.
(2) In the fourth quarter of fiscal 2012, the company announced its intent to acquire Bolthouse Farms. In the first quarter of fiscal 2013, the company incurred transaction costs of $10 million ($7 million after tax or $.02 per share) associated with the acquisition, which closed on August 6, 2012. In the fourth quarter of fiscal 2012, the company incurred transaction costs of $5 million ($3 million after tax or $.01 per share) associated with the acquisition.

(3) Bolthouse Farms contributed $17 million to earnings before interest and taxes in the third quarter of fiscal 2013. Year-to-date, Bolthouse Farms contributed $46 million to earnings before interest and taxes.
The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Third Quarter
(millions, except per share amounts)	April 28, 2013	April 29, 2012	Percent Change
Gross margin, as reported	$748	$706
Add: Restructuring-related costs (1)	20	—
Adjusted Gross margin	$768	$706	9%
Adjusted Gross margin percentage	36.7%	38.8%
Earnings before interest and taxes, as reported	$272	$264
Add: Restructuring charges and related costs (1)	21	4
Adjusted Earnings before interest and taxes	$293	$268	9%
Interest, net, as reported	$31	$27
Adjusted Earnings before taxes	$262	$241
Taxes on earnings, as reported	$62	$62
Add: Tax benefit from restructuring charges and related costs (1)	7	1
Adjusted Taxes on earnings	$69	$63
Adjusted effective income tax rate	26.3%	26.1%
Net earnings attributable to Campbell Soup Company, as reported	$181	$177
Add: Net adjustment from restructuring charges and related costs (1)	14	3
Adjusted Net earnings attributable to Campbell Soup Company	$195	$180	8%
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$.57	$.55
Add: Net adjustment from restructuring charges and related costs (1)	.04	.01
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$.62	$.56	11%
*The sum of the individual per share amounts does not add due to rounding.

	Year-to-Date
(millions, except per share amounts)	April 28, 2013	April 29, 2012	Percent Change
Gross margin, as reported	$2,432	$2,371
Add: Restructuring-related costs (1)	81	—
Adjusted Gross margin	$2,513	$2,371	6%
Adjusted Gross margin percentage	37.2%	38.9%
Earnings before interest and taxes, as reported	$958	$1,009
Add: Restructuring charges and related costs (1)	112	9
Add: Acquisition transaction costs (2)	10	—
Adjusted Earnings before interest and taxes	$1,080	$1,018	6%
Interest, net, as reported	$95	$81
Adjusted Earnings before taxes	$985	$937
Taxes on earnings, as reported	$254	$289
Add: Tax benefit from restructuring charges and related costs (1)	41	3
Add: Tax benefit from acquisition transaction costs (2)	3	—
Adjusted Taxes on earnings	$298	$292
Adjusted effective income tax rate	30.3%	31.2%
Net earnings attributable to Campbell Soup Company, as reported	$616	$647
Add: Net adjustment from restructuring charges and related costs (1)	71	6
Add: Net adjustment from acquisition transaction costs (2)	7	—
Adjusted Net earnings attributable to Campbell Soup Company	$694	$653	6%
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$1.94	$2.01
Add: Net adjustment from restructuring charges and related costs (1)	.22	.02
Add: Net adjustment from acquisition transaction costs (2)	.02	—
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$2.19	$2.03	8%
*The sum of the individual per share amounts does not add due to rounding.

Adjusted Earnings Before Interest and Taxes Excluding Acquisition

	Three Months Ended
(millions, except per share amounts)	April 28, 2013	April 29, 2012	Percent Change
Adjusted Earnings before interest and taxes	$293	$268
Deduct: Bolthouse earnings (3)	(17)	—
Adjusted Earnings before interest and taxes, less acquisition	$276	$268	3%

	Year-to-Date
(millions, except per share amounts)	April 28, 2013	April 29, 2012	Percent Change
Adjusted Earnings before interest and taxes	$1,080	$1,018
Deduct: Bolthouse earnings (3)	(46)	—
Adjusted Earnings before interest and taxes, less acquisition	$1,034	$1,018	2%

Year Ended
(millions, except per share amounts)	July 29, 2012
Earnings before interest and taxes, as reported	$1,212
Add: Restructuring charges (1)	10
Add: Acquisition transaction costs (2)	5
Adjusted Earnings before interest and taxes	$1,227
Interest, net, as reported	$106
Adjusted Earnings before taxes	$1,121
Taxes on earnings, as reported	$342
Add: Tax benefit from restructuring charges (1)	4
Add: Tax benefit from acquisition transaction costs (2)	2
Adjusted Taxes on earnings	$348
Adjusted effective income tax rate	31.0%
Net earnings attributable to Campbell Soup Company, as reported	$774
Add: Net adjustment from restructuring charges (1)	6
Add: Net adjustment from acquisition transaction costs (2)	3
Adjusted Net earnings attributable to Campbell Soup Company	$783
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.41
Add: Net adjustment from restructuring charges (1)	.02
Add: Net adjustment from acquisition transaction costs (2)	.01
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$2.44